UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2009

Nationwide Utilities Corp.
 (Exact name of registrant as specified in its charter)

Nevada	000-25579	87-0571853
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12929 Gulf Freeway, Suite 200 Houston, Texas	77034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-538-1484

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Effective October 26, 2009, Nationwide Utilities Corp. (the “Company”) entered into a settlement agreement and general release (the “Settlement Agreement”) with Louis Fruchier (“Fruchier”), Frontline Capital Corporation (“Frontline”), a Belize corporation, Westview Asset Management Inc. (“Westview”), a Belize corporation, and Sacha H. Spindler (“Spindler”), pursuant to which the parties agreed to settle, fully and finally, any and all disputes between them as a result of a conflict that arose as to Fruchier’s conduct during providing of his services to the Company as a consultant and his compensation during the providing of his services as a consultant for the Company. In consideration for the mutual promises contained in the Settlement Agreement, the Company agreed to issue 620,000 restricted shares of common stock of the Company to Fruchier.

On October 27, 2009, the Company issued 620,000 shares of its common stock to Fruchier pursuant to the Settlement Agreement. The Company believes that the issuance is exempt from registration under Regulation S promulgated under the Securities Act and/or Section 4(2) of the Securities Act as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

Item 5.02 Unregistered Sales of Equity Securities. Departure of Directors and certain Officers; Election of Certain Officers, Compensatory Arrangements of Certain Officers

Effective January 27, 2010, pursuant to Title 78 Section 320 of the Nevada General Corporation Law, a meeting by shareholders holding approximately 51% of the voting power of the Company executed a written consent resolution (the “Majority Shareholder Resolution”) terminating Mr. Kenneth Koepke for cause from his positions as Chairman and Chief Executive Officer of the Company.

Effective January 27, 2010, pursuant to Title 78 Section 320 of the Nevada General Corporation Law, a meeting by shareholders holding approximately 51% of the voting power of the Company voted under the Majority Shareholder Resolution for the removal of Mr. Kenneth Koepke from the Board of Directors of the Company.

Effective January 27, 2010, pursuant to Title 78 Section 320 of the Nevada General Corporation Law, a meeting by shareholders holding approximately 51% of the voting power of the Company voted under the Majority Shareholder Resolution to appoint the following individuals to the following positions in the Company:

Mr. Brant Wallace: Chairman, President and Chief Executive Officer, Director
Mr. Brant Wallace possesses superior financial and senior management expertise in developing and driving multi-million dollar organic growth corporate operations. Mr. Wallace’s extensive experience in the deregulated energy industry is displayed through his proven track record in M&A, restructuring and turn-around, as well as in the direct day-to-day development of emerging corporate operations. He has been involved in, or directly responsible for numerous energy company initiatives that have seen financing mandates completed in the plus $50 million range in several instances, as well as acquisitions ranging upwards of over $500 million. Mr. Wallace also possesses extensive expertise in the capital markets, holding an MBA and a Doctorate of Philosophy in International Trade & Economics.  Additionally, Mr. Wallace’s financial background includes his being licensed as an International Financial Analyst and a Certified Money Manager (CMM) and Certified Finance Manager (CFM).

Jason Miller, Chief Operations Officer, Director
Jason Miller has Sixteen years experience on the operations side of multiple industries including energy, real estate, and finance.  This includes energy-adjacent projects such as commodities trading, distribution, and generation. Prior to his operations role, he undertook numerous tenures in the finance and marketing telecommunications and structured finance industries.  Mr. Miller’s experience includes senior portfolio management, operations, and investor relations roles with Wallace Companies and Republic Interests, LLC. Mr. Miller possesses a proven a track record as a professional business developer and entrepreneur with a significant depth of relationship and crisis management. Mr. Miller currently serves as an advisor to the Board of Directors of Eagle International Communications, Inc., Circleway Tower Leasing, Ltd and NSB Financial, Inc

Effective December 21, 2009, the Company’s Chief Technology Officer, Mr. Michael D. Massingill was appointed to the Board of Directors of the Company.

Effective December 13, 2009, Fred Kesinger resigned as President and as a Director of the Company due to family medical reasons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATIONWIDE UTILITIES CORP.
By:	/s/ Brant Wallace

Name:	BRANT WALLACE
Title:	Chairman, President & CEO, Director

Date: January 29, 2010